Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 44,320,972.00	0.0001381	$ 6,120.73
Fees Previously Paid
	Total Transaction Valuation:	$ 44,320,972.00
	Total Fees Due for Filing:			$ 6,120.73
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 6,120.73
Offering Note
[1]	Calculated as the aggregate maximum purchase price for Shares that could be purchased, based upon the net asset value of the Fund as of June 30, 2026. The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 from October 1, 2025 to September 30, 2026, equals $138.10 per $1,000,000 of the Transaction Valuation of 15% of the net asset value at June 30, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources